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                                                                    Exhibit 99.1

News Release
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Media Contact:               Clarence Ehlers
                             (219) 273-7327

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158



                  SOTARO WAKABAYASHI ELECTED TO NATIONAL STEEL
                         CORPORATION BOARD OF DIRECTORS


Mishawaka, IN, December 17, 1998 National Steel Corporation (NYSE: NS) announced today the election of Sotaro Wakabayashi, Chief Senior Counselor of NKK Corporation, to its Board of Directors. Mr. Wakabayashi brings to National Steel nearly 24 years of experience, mainly in legal affairs. He has worked at NKK's Fukuyama Works and, most recently, at NKK Corporation Headquarters in Tokyo.

Mr. Wakabayashi joined NKK Corporation, Japan's second largest steel company and National Steel's majority shareholder, following graduation from Hitotsubashi University in 1974 with a Bachelor of Laws degree. He also earned a Master of Laws degree from the University of Chicago.

Since joining NKK, Mr. Wakabayashi has served in a number of high-ranking capacities. Prior to being named Chief Senior Counselor in 1998, Mr. Wakabayashi served as Senior Counselor from 1994 to 1998 and as Senior Manager, International Legal Affairs, from 1993 to 1994.

Mr. Wakabayashi will replace Mr. Keiichiro Sakata who resigned from National's Board effective December 15, 1998.

Headquartered in Mishawaka, Indiana, National Steel Corporation is the nation's fourth largest integrated steel company, with annual shipments in excess of six million tons of flat-rolled products. National Steel employs approximately 9,400 employees. Visit National Steel's website at: www.nationalsteel.com.